Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
UP TO 6,666,666 SHARES OF ITS COMMON SHARES
AT A PURCHASE PRICE OF
$7.50 PER SHARE
by

Global Sources Ltd.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 27, 2015,
UNLESS GLOBAL SOURCES EXTENDS THE TENDER OFFER.

Global Sources Ltd., a Bermuda company (the “Company” or “Global Sources” or “we” or “us”), is offering to purchase for cash up to 6,666,666 shares of its common shares, par value $0.01 (the “Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the Letter of Transmittal (the “Letter of Transmittal”), which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”).  On the terms and subject to the conditions of the Offer, Global Sources will pay $7.50 per share, net to the seller in cash, without interest, for Shares properly tendered and not properly withdrawn.  However, Global Sources will not purchase Shares that we do not accept for purchase because of “odd lot” priority and proration provisions.  Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer.  See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR THE AVAILABILITY OF ANY FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CONDITIONS.  SEE SECTION 6, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.
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IMPORTANT

If you wish to tender all or any part of your Shares, you should either (1) (a) complete and sign a Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the certificates for the Shares, to Computershare Trust Company, N.A., the depositary for the Offer, or (b) tender the Shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Shares.  If you desire to tender your Shares and (1) your Share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the Offer, you must tender your Shares according to the guaranteed delivery procedure described in Section 3.
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THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER.  HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.  YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES IN THE OFFER.  THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WHO HOLD SHARES HAVE ADVISED THE COMPANY THAT THEY MAY TENDER AT LEAST A PORTION OF THEIR SHARES IN THE OFFER.
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The Shares are listed and traded on the Nasdaq Global Select Market (“NASDAQ”) under the trading symbol “GSOL”.  We recommend that shareholders obtain current market quotations for the Shares.  See Section 7.
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You may direct questions and requests for assistance to Georgeson Inc., the information agent for the Offer, at the address and telephone number set forth on the back cover page of this document.  You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the notice of guaranteed delivery to the information agent.

Global Sources has not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer.  Global Sources has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If given or made, you must not rely upon any such information or representation as having been authorized by Global Sources or the information agent.  Our Board of Directors has approved the Offer.  However, you must make your own decision whether to tender your Shares and, if so, how many.

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Global Sources is not making the Offer to (nor will we accept any tender of Shares from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares would not be in compliance with the laws of such jurisdiction.  However, Global Sources may, at its discretion, take such action as Global Sources may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction.  In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Global Sources’ behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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No federal or state securities commission nor any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase.  Any representation to the contrary is unlawful.  No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
INTRODUCTION	6
THE TENDER OFFER	7

1.	Number of Shares; “Odd Lots”; and Proration	7
2.	Purpose of the Tender Offer	9
3.	Procedures for Tendering Shares	9
4.	Withdrawal Rights	13
5.	Purchase of Shares and Payment of Purchase Price	14
6.	Conditions of the Offer	15
7.	Price Range of Shares; Dividends	16
8.	Source and Amount of Funds	16
9.	Certain Information Concerning Global Sources	17
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares	17
11.	Effects of the Tender Offer on the Market for Shares; Controlled Company Status; Registration under the Exchange Act	19
12.	Legal Matters; Regulatory Approvals	20
13.	Certain United States Federal Income Tax Consequences	20
14.	Extension of the Tender Offer; Termination; Amendment	24
15.	Fees and Expenses	25
16.	Miscellaneous	26

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this Offer to Purchase (including any documents incorporated by reference) contain certain “forward-looking statements” with respect to our financial condition, results of operations and business.  These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects, developments and business strategies.  These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “will” and similar terms and phrases, including references to assumptions.  These forward-looking statements, including current trend information, projections for future business activities and other trend projections, involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this Offer to Purchase.

These risks, uncertainties and other matters can be found in Global Sources Ltd.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014.  Except as required by law, we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

The information contained in this Offer to Purchase is a statement of our present intention, beliefs or expectations and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions.  We may change our intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.  Except as required by law, we do not undertake to update the forward-looking statements or risk factors contained or incorporated in this Offer to Purchase to reflect future events or circumstances.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights material information in the Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in the Offer to Purchase.  We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer.  We have included references to the sections of the Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?	Global Sources is offering to purchase your shares of its common shares, par value $0.01 (the “Shares”).
What will the purchase price for the Shares be?	The purchase price will be $7.50 per Share. We will pay this purchase price in cash, without interest, for all the Shares we purchase under the Offer. See Section 1 of the Offer to Purchase.
How many Shares will Global Sources purchase?	We will purchase up to 6,666,666 Shares (approximately 22.05% of the Company’s outstanding Shares as of April 30, 2015). See Section 1 of the Offer to Purchase.
The Offer is not conditioned on any minimum number of Shares being tendered or the availability of any financing. See Section 6 of the Offer to Purchase.

What will happen if more than 6,666,666 Shares are properly tendered and not properly withdrawn?	If more than 6,666,666 Shares are properly tendered and not properly withdrawn, we will purchase Shares:
	●	first, from all holders of “odd lots” of fewer than 100 Shares who properly tender all of their Shares and do not properly withdraw them before the Expiration Date; and
	●	second, from all other shareholders who properly tender Shares, on a pro rata basis.

Because of the “odd lot” priority and proration provisions described above, we may not purchase all of the Shares that you tender. See Section 1 of the Offer to Purchase.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares prior to the Expiration Date and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”), we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1 of the Offer to Purchase.

How will Global Sources pay for the Shares?	We will obtain the funds needed to pay for this tender offer from cash on hand, cash equivalents and available-for-sale securities. See Sections 5 and 8 of the Offer to Purchase.

How long do I have to tender my Shares?
You may tender your Shares until the Offer expires.  The Offer will expire on July 27, 2015, at 12:00 Midnight, New York City time, unless we extend it (such time and date, as it may extended, the “Expiration Date”).  See Section 1 of the Offer to Purchase.

We may choose to extend the Offer for any reason, subject to applicable laws.  We cannot assure you that we will extend the Offer, or, if we do, the length of any extension that we may provide.  See Section 14 of the Offer to Purchase.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine their deadline.

Can the Offer be extended, amended or terminated; and if so, under what circumstances?
We can extend or amend the Offer.  If we extend the Offer, we will delay the acceptance of any Shares that have been tendered.  We can terminate the Offer under certain circumstances.  See Sections 6 and 14 of the Offer to Purchase.

How will I be notified if Global Sources extends the Offer or amends the terms of the Offer?
We will issue a press release by 9:00 A.M., New York City time, on the business day after the scheduled Expiration Date if we decide to extend the Offer.  We will announce any amendment to the Offer by making a public announcement of the amendment.  See Section 14 of the Offer to Purchase.

What is the purpose of the Offer?	The purpose of the Offer is to repurchase Shares from shareholders.
Are there any conditions to the Offer?
The Offer is not conditioned upon any minimum number of shares being tendered or the availability of any financing.  However, other conditions exist, including, among others, the absence of court and governmental action prohibiting, challenging or restricting the Offer.  See Section 6 of the Offer to Purchase.

Following the Offer, will Global Sources continue as a public company?
Yes.  The completion of the Offer in accordance with its terms and conditions will not cause Global Sources to be delisted from the Nasdaq Global Select Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  See Section 11 of the Offer to Purchase.

How do I tender my Shares?	The Offer will expire at 12:00 Midnight, New York City time, on July 27, 2015, unless Global Sources extends the Offer. To tender your Shares prior to the expiration of the Offer:

●
you must deliver a certificate(s) for the Shares and a properly completed and duly executed Letter of Transmittal to the depositary at the address appearing on the back cover page of the Offer to Purchase; or

●	the depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or
●	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, and such person must effect the transaction for you; or
●	you must comply with the guaranteed delivery procedure.

You should contact the information agent for assistance.  Please note that Global Sources will not purchase your Shares in the Offer unless the depositary receives the required documents prior to the Expiration Date.  If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.  See Section 3 of the Offer to Purchase and the instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, can I withdraw my tender?
You may withdraw any Shares you have tendered at any time before the Expiration Date, which will occur at 12:00 Midnight, New York City time, on July 27, 2015, unless we extend the Offer.  We cannot assure you that we will extend the Offer or, if we do, the length of any extension we may provide.  In addition, if we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, New York City time, on August 23, 2015, you may also withdraw your shares. See Section 4 of the Offer to Purchase.

How do I withdraw Shares I previously tendered?
You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal to the depositary at the address appearing on the back cover page of the Offer to Purchase.  Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of those Shares.  Some additional requirements apply if the Share certificate(s) to be withdrawn have been delivered to the depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  In addition, if we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, New York City time, on August 23, 2015, you may also withdraw your shares. See Section 4 of the Offer to Purchase.

Has Global Sources or its Board of Directors adopted a position on the Offer?
The Board of Directors of the Company has approved the Offer.  However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares.  You should read carefully the information in the Offer to Purchase, including our reasons for making the Offer, and in the Letter of Transmittal, before making your decision whether to tender your Shares.  The Company’s directors and executive officers who hold Shares have advised the Company that they may tender at least a portion of their Shares in the Offer.

If I decide not to tender, how will the Offer affect my Shares?
Shareholders who choose not to tender will not receive $7.50 in cash for each of their Shares and will own a greater percentage interest in our issued and outstanding common shares following the consummation of the Offer.

What is the recent market price for the Shares?
On June 24, 2015, the last trading day prior to the printing of the Offer to Purchase, the reported closing price of the Shares on the Nasdaq Global Select Market (“NASDAQ”) was $6.92.  We recommend that you obtain current market quotations for the Shares.  See Section 7 of the Offer to Purchase.

When will Global Sources pay for the Shares I tender?
We will pay the purchase price, net to you in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment.  In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date.  See Section 5 of the Offer to Purchase.

Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered shareholder and you tender your Shares directly to the depositary, you will not incur any brokerage commissions.  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable.  See Section 3 of the Offer to Purchase.

What are the United States federal income tax consequences of the Offer?	All Holders should review Section 13 of the Offer to Purchase (“Certain United States Federal Income Tax Consequences”).
Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Will I have to pay any stock transfer tax if I tender my Shares?
If you are the registered holder and you instruct the depositary in the Letter of Transmittal to make the payment for the Shares directly to you, then generally you will not incur any stock transfer tax.  See Section 5 of the Offer to Purchase.

To whom can I talk if I have questions?	The information agent can help answer your questions. The information agent is Georgeson Inc. Its contact information is set forth on the back cover page of the Offer to Purchase.

INTRODUCTION

To the Holders of our Common Shares:

We invite our shareholders to tender shares of our common shares, $0.01 par value per share (the “Shares”), for purchase by us.  Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”), we are offering to purchase up to 6,666,666 Shares at a price of $7.50 per share, net to the seller in cash, without interest.

The Offer will expire at 12:00 Midnight, New York City time, on July 27, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Date”).  We may extend the period of time in which the Offer will remain open.

We will buy up to 6,666,666 Shares that are properly tendered and not properly withdrawn.  However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than the number of Shares we seek are properly tendered.  We will return tendered Shares that we do not purchase to the tendering shareholders at our expense promptly after the Expiration Date.  See Section 1.

Shareholders must complete the Letter of Transmittal in order to properly tender Shares.

We will pay the purchase price, net to the tendering shareholders in cash, without interest, for all Shares that we purchase in the Offer.  Tendering shareholders whose Shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by us under the Offer.  If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of Shares being tendered or the availability of any financing.  The Offer is, however, subject to certain other conditions.  See Section 6.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER.  HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.  YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES IN THE OFFER.  THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WHO HOLD SHARES HAVE ADVISED THE COMPANY THAT THEY MAY TENDER AT LEAST A PORTION OF THEIR SHARES IN THE OFFER.  SEE SECTION 2.

If, at the Expiration Date, more than 6,666,666 Shares are properly tendered and not properly withdrawn, we will buy Shares first, from all holders of “odd lots” of fewer than 100 Shares who properly tender all of their Shares and do not properly withdraw them before the Expiration Date; and second, from all other shareholders who properly tender Shares, on a pro rata basis.

See Section 1, Section 3 and Section 5 for additional information concerning the “odd lot” priority and proration procedures.

As of April 30, 2015, we had 30,231,365 Shares issued and outstanding.  The 6,666,666 Shares that we are offering to purchase represent approximately 22.05% of the Company’s issued and outstanding Shares as of April 30, 2015.  The Shares are listed and traded on the NASDAQ under the symbol “GSOL.”  See Section 7.  We recommend that shareholders obtain current market quotations for the Shares.

THE TENDER OFFER

1.	Number of Shares; “Odd Lots”; and Proration.

General.  Upon the terms and subject to the conditions of the Offer, Global Sources will purchase 6,666,666 Shares, or such fewer number of Shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled Expiration Date of the Offer, at a price of $7.50 per share, net to the seller in cash, without interest.

The term “Expiration Date” means 12:00 Midnight, New York City time, on July 27, 2015, unless and until Global Sources shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by Global Sources, shall expire.  See Section 14 for a description of Global Sources’ right to extend, delay, terminate or amend the Offer.  In the event of an over-subscription of the Offer as described below, Shares properly tendered will be subject to proration, except for “odd lots” as described below.  The withdrawal rights and proration period expire on the Expiration Date; provided that you may also withdraw your shares if we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, New York City time, on August 23, 2015.

If we materially change the Offer or information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m.  through 12:00 Midnight, New York City time.

Global Sources will purchase all Shares properly tendered (and not properly withdrawn), upon the terms and subject to the conditions of the Offer, including the proration provisions of the Offer.

Global Sources will not purchase Shares that it does not accept in the Offer because of proration provisions.  Shares tendered and not purchased, including Shares that Global Sources does not accept for purchase due to proration, will be returned to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, at Global Sources’ expense and without expense to the tendering shareholders, promptly after the Expiration Date or termination of the Offer.  Shareholders also can specify the order in which Global Sources will purchase tendered Shares in the event that, as a result of the proration provisions or otherwise, Global Sources purchases some but not all of the tendered Shares pursuant to the Offer.

If the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date is fewer than or equal to 6,666,666 Shares, Global Sources will, upon the terms and subject to the conditions of the Offer, purchase all such Shares.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 6,666,666 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, Global Sources will purchase properly tendered Shares on the basis set forth below:

●	First, upon the terms and subject to the conditions of the Offer, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

○	tenders all Shares owned beneficially of record by such Odd Lot Holder (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and
○	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”).

●	Second, we will purchase all other tendered Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Offer may not be purchased.

Odd Lots. The term “odd lots” means all Shares properly tendered prior to the Expiration Date and not properly withdrawn by any person (an “Odd Lot Holder”) who owns, beneficially or of record, a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares.  This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 Shares or more, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Shares is required, Global Sources will determine the proration factor promptly following the Expiration Date.  Subject to adjustment to avoid the purchase of fractional Shares, proration for each shareholder that tenders Shares, other than Odd Lot Holders, will be based on the ratio of the total number of Shares that we accept for purchase to the total number of Shares properly tendered (and not properly withdrawn) by all shareholders, other than Odd Lot Holders.

Because of the difficulty in determining the number of Shares properly tendered, including Shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of “odd lot” procedures as described above, Global Sources does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased under the Offer until approximately five business days after the Expiration Date.  The preliminary results of any proration will be announced by press release promptly after the Expiration Date.  Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 13, the number of Shares that Global Sources will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender Shares.  Holders of Shares have the opportunity to designate the order in which such Shares will be purchased in the event that not all such Shares tendered are purchased as a result of proration.

We will mail this Offer to Purchase and the Letter of Transmittal to record holders of Shares and we will furnish this Offer to Purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Global Sources’ shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Tender Offer.

The Offer.

The purpose of the Offer is to repurchase Shares from shareholders.  The maximum number of Shares eligible to be repurchased in the Offer is 6,666,666 Shares (approximately 22.05% of the Company’s issued and outstanding Shares as of April 30, 2015).

General

The Board of Directors of the Company has approved the Offer.  However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares.  Shareholders should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Shares, and, if so, how many Shares to tender.  The Company’s directors and executive officers who hold Shares have advised the Company that they may tender at least a portion of their Shares in the Offer.

Global Sources will either hold the Shares it acquires pursuant to the Offer in treasury or retire them.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For shareholders to properly tender Shares under the Offer:

●
the depositary must receive, at the depositary’s address set forth on the back cover page of this Offer to Purchase, Share certificates (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message,” and any other documents required by the Letter of Transmittal, before the Offer expires, or

●	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that shareholders who hold Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the depositary.

Odd Lot Holders who tender all their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program.  Signatures on a Letter of Transmittal need not be guaranteed if:

●
the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal; or

●
if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.  See Instruction 1 of the Letter of Transmittal.

If a Share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the Share certificate, with the signature guaranteed by an eligible guarantor institution.

Global Sources will make payment for Shares tendered and accepted for payment in the Offer only after the depositary timely receives Share certificates or a timely confirmation of the book-entry transfer of the Shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery.  The method of delivery of all documents, including Share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder.  If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

Book-Entry Delivery.  The depositary will establish an account with respect to the Shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Shares by causing the book-entry transfer facility to transfer Shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer.  Although participants in the book-entry transfer facility may effect delivery of Shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either

●
a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date, or

●	the guaranteed delivery procedure described below must be followed.

The term “Agent’s Message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Global Sources may enforce the agreement against the participant.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

United States Federal Backup Withholding Tax.  Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder pursuant to the Offer must be withheld and remitted to the United States Treasury, unless such shareholder provides its taxpayer identification number (generally its employer identification number or social security number) to the applicable withholding agent and (i) certifies under penalty of perjury that such number is correct and that such shareholder is exempt from backup withholding or (ii) otherwise establishes an exemption.  If the applicable withholding agent is not provided with the correct taxpayer identification number, the shareholder may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”).  Therefore, each tendering U.S. Holder (as defined below in Section 13) and each shareholder that is a U.S. partnership for U.S. federal income tax purposes (a “U.S. Partnership”) should complete and sign IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.  Certain shareholders (including all corporations) are not subject to these backup withholding and reporting requirements.  In order for a shareholder who is not a U.S. Holder or a U.S. Partnership to qualify as an exempt recipient, such shareholder generally must submit an IRS Form W-8BEN (which is included as part of the Letter of Transmittal) or Form W-8BEN-E or other applicable IRS Form W-8, signed under penalty of perjury, attesting to that shareholder’s non-U.S. status.  Tendering shareholders can obtain an IRS Form W-8BEN-E and other applicable forms from the depositary or from www.irs.gov.  See Instruction 9 of the Letter of Transmittal.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE APPLICABLE WITHHOLDING AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8 OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

The amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability, if any, and any excess amounts may be returned if the required information is provided to the IRS in a timely manner.

Guaranteed Delivery.  If a shareholder desires to tender Shares into the Offer and the shareholder’s Share certificates are not immediately available or the shareholder cannot deliver the Share certificates to the depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the Expiration Date, the shareholder may nevertheless tender the Shares, provided that the shareholder satisfies all of the following conditions:

●	the shareholder makes the tender by or through an eligible guarantor institution;

●
the depositary receives by mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form Global Sources has provided, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

●
the depositary receives the Share certificates, in proper form for transfer, or confirmation of book-entry transfer of the Shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares.  The depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the Shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  Global Sources will determine, in its sole discretion, all questions as to the number of Shares that it will accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and its determination will be final and binding on all parties.  Global Sources reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which Global Sources determines may be unlawful.  Global Sources also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and Global Sources’ interpretation of the terms of the Offer will be final and binding on all parties.  No tender of Shares will be deemed to have been properly made until the shareholder cures, or Global Sources waives, all defects or irregularities.  None of Global Sources, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Shareholder’s Representation and Warranty; Global Sources’ Acceptance Constitutes an Agreement.  A tender of Shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to Global Sources that:

●	the shareholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

●	the tender of Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering:

●	has a net long position equal to or greater than the amount tendered in the Shares, or

●	has securities immediately convertible into, or exchangeable or exercisable for, the Shares, and

●	will deliver or cause to be delivered the Shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Global Sources’ acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between the tendering shareholder and Global Sources upon the terms and conditions of the Offer.

Lost or Destroyed Certificates.  Shareholders whose Share certificate for part or all of their Shares has been lost, stolen, misplaced or destroyed may contact Computershare Investor Services LLC, the transfer agent for Global Sources’ Shares, at 1-877-373-6374, for instructions as to obtaining a replacement Share certificate.  That Share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment.  The shareholder may have to post a bond to secure against the risk that the Share certificate may subsequently emerge.  We recommend that shareholders whose Share certificate has been lost, stolen, misplaced or destroyed contact Computershare Investor Services LLC in order to permit timely processing of this documentation.

Shareholders must deliver Share certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an Agent’s Message, and any other required documents to the depositary and not to Global Sources or the information agent.  Neither Global Sources nor the information agent will forward any such documents to the depositary and delivery to Global Sources or the information agent will not constitute a proper tender of Shares.

4.	Withdrawal Rights.

Shareholders may withdraw Shares tendered into the Offer at any time prior to the Expiration Date.  Thereafter, such tenders are irrevocable, except tendered shares may be withdrawn at any time after 12:00 Midnight, New York City time, on August 23, 2015, if Global Sources has not theretofore accepted for payment the Shares tendered.

For a withdrawal to be effective, the depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the depositary’s address set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares that the shareholder wishes to withdraw and the name of the registered holder of the Shares.  If the Share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the Share certificates, the serial numbers shown on the Share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution.

If a shareholder has tendered Shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with the book-entry transfer facility’s procedures.  Global Sources will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding.  None of Global Sources, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A shareholder may not rescind a withdrawal and Global Sources will deem any Shares that a shareholder properly withdraws not properly tendered for purposes of the Offer, unless the shareholder properly re-tenders the withdrawn Shares before the Expiration Date by following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Global Sources will accept for payment and pay for, and thereby purchase, Shares properly tendered and not properly withdrawn prior to the Expiration Date.

For purposes of the Offer, Global Sources will be deemed to have accepted for payment, and therefore purchased, Shares that are properly tendered and are not properly withdrawn, subject to the “odd lot” priority and proration provisions of the Offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the Shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, Global Sources will accept for payment and pay $7.50 per share for up to 6,666,666 Shares if properly tendered and not properly withdrawn, or such fewer number of Shares as are properly tendered and not properly withdrawn.

Global Sources will pay for Shares that it purchases under the Offer by depositing the aggregate purchase price for these Shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Global Sources and transmitting payment to the tendering shareholders.

In the event of proration, Global Sources will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date; provided however, Global Sources does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date.  The preliminary results of any proration will be announced by press release promptly after the Expiration Date.  Shares tendered and not purchased, including Shares that Global Sources does not accept for purchase due to proration, will be returned to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, at Global Sources’ expense and without expense to the tendering shareholder, promptly after the Expiration Date or termination of the Offer.  Under no circumstances will Global Sources pay interest on the purchase price regardless of any delay in making the payment.  If certain events occur, Global Sources may not be obligated to purchase Shares under the Offer.  See Section 6.

Global Sources will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased under the Offer.  If, however,

●	payment of the purchase price is to be made to any person other than the registered holder, or

●	if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.  See Instruction 7 of the Letter of Transmittal.

6.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, Global Sources will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by Global Sources to have occurred) that, in Global Sources’ reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

●
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Shares under the Offer or otherwise relates in any manner to the Offer; or

●
there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Global Sources or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Global Sources’ reasonable judgment, would or might, directly or indirectly:

●	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer; or
●	delay or restrict the ability of Global Sources, or render Global Sources unable, to accept for payment or pay for some or all of the Shares.

The foregoing conditions are for the sole benefit of Global Sources and may be waived by Global Sources, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion.  Global Sources’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by Global Sources concerning the events described above will be final and binding on all parties.

7.	Price Range of Shares; Dividends.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “GSOL.”  The following table sets forth, for the periods indicated, the range of the high and low sales prices of our common shares as reported by the Nasdaq Global Select Market as adjusted for the one for ten bonus share issues announced on February 16, 2004, March 1, 2005, March 6, 2006, March 5, 2007, December 20, 2007 and February 12, 2009.

	High	Low
2012
First Quarter	$7.37	$4.90
Second Quarter	$6.70	$4.96
Third Quarter	$7.34	$5.38
Fourth Quarter	$6.81	$5.40
2013
First Quarter	$8.48	$6.43
Second Quarter	$7.58	$5.55
Third Quarter	$7.75	$6.06
Fourth Quarter	$8.25	$6.95
2014
First Quarter	$9.11	$6.26
Second Quarter	$9.18	$7.72
Third Quarter	$8.35	$6.61
Fourth Quarter	$7.50	$6.08
2015
First Quarter	$6.47	$5.07

As of February 28, 2015, there were approximately 968 holders of record of our common shares.

We have not paid any cash dividends in the past on our common shares and do not intend to pay cash dividends on our common shares in the foreseeable future.  We intend to retain earnings for the future operation and development of our business.  Any future cash dividends to holders of common shares would depend on future earnings, capital requirements, our financial condition and other factors determined by our board of directors.

On June 24, 2015, the last trading day prior to the printing of this Offer to Purchase, the reported closing price of the Shares on the NASDAQ was $6.92.  We recommend that shareholders obtain current market quotations for the Shares.

8.	Source and Amount of Funds.

The Company intends to pay for the Shares purchased pursuant to the Offer, up to $49,999,995, and the related fees and expenses of the Offer, with cash on hand, cash equivalents and available-for-sale securities.  We do not have any alternative financing arrangement or alternative financing plans.

9.	Certain Information Concerning Global Sources.

Additional Information.  Global Sources is subject to the information requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters.  Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Global Sources has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offer.  This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, DC 20549.  Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Room 1580, Washington, DC 20549.  The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  These reports, statements and other information can be inspected at the offices of the NASDAQ, 1735 K Street, Washington, DC 20006.

Incorporation by Reference.  The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission.  These documents contain important information about us.

SEC Filings (File No. 000-30678)	Period or Date Filed
Annual Report on Form 20-F	Year ended December 31, 2014
Current Report on Form 6-K	May 22, 2015
Current Report on Form 6-K	May 22, 2015

We incorporate by reference the document listed.  We also incorporate by reference into this Offer to Purchase any additional documents we may file or furnish with the Securities and Exchange Commission between the date of this Offer to Purchase and the expiration of the Offer (if such additional documents state that they are incorporated by reference into this Offer).  You may request a copy of this filing, at no cost, by writing or telephoning us at our principal executive offices at the following address:  Canon’s Court, 22 Victoria Street, Hamilton, HM 12 Bermuda, 1 441-295-2244, Attention:  Investor Relations.  Please be sure to include your complete name and address in the request.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

As of April 30, 2015, Global Sources had 30,231,365 Shares outstanding.  The 6,666,666 Shares Global Sources is offering to purchase under the Offer represent approximately 22.05% of the Shares outstanding as of April 30, 2015.

As of February 28, 2015, Global Sources’ directors and executive officers as a group (11 individuals) beneficially owned an aggregate of 14,445,169 Shares, representing approximately 47.80% of the outstanding Shares.  The directors and executive officers of Global Sources are entitled to participate in the Offer on the same basis as all other shareholders.  The Company’s directors and executive officers who hold Shares have advised the Company that they may tender at least a portion of their Shares.

The following table shows the share ownership of the Company, including the number of shares beneficially owned by each director; by the Company’s principal executive officer, principal financial officers and three other executive officers of the Company; and by all of our directors and executive officers as a group.

The information set forth below is as of February 28, 2015:

Common Shares Beneficially Owned
Name of Beneficial Owner	Shares		Percentage **
Merle Allan Hinrich	13,862,638	***	45.87	%***
Spenser Au	*		*
Connie Lai	*		*
Brent Barnes	*		*
Peter Zapf	*		*
Sarah Benecke	*		*
Eddie Heng Teng Hua	*		*
David F Jones	*		*
Roderick E Chalmers	*		*
James A Watkins	*		*
Yam Kam Hon Peter	*		*
All officers and directors as a group (11 persons)	14,445,169		47.80%
________________________

*	Indicates beneficial ownership of less than 1%.

**
Based upon 30,218,703 common shares issued and outstanding as of February 28, 2015.  The percentage figures are calculated based on our total issued and outstanding common shares (and do not take into account that portion of our total issued common shares which are held as treasury shares).

***
As of February 28, 2015, Mr. Merle Allan Hinrich has the sole power to vote and dispose of 12,570,896 common shares beneficially owned by him (representing approximately 41.60% of our total issued and outstanding common shares), may be deemed to have shared power with his wife Miriam Hinrich to vote or direct to vote and dispose of 288,254 common shares owned by her (representing approximately 0.95% of our total issued and outstanding common shares) and may be deemed to have shared power with Hinrich Investments Limited to vote or direct to vote and dispose of 1,003,488 common shares owned by Hinrich Investments Limited (representing approximately 3.32% of our total issued and outstanding common shares).  Hinrich Investments Limited is owned by a nominee company in trust for the Hinrich Foundation, of which Mr. Hinrich serves as the chairman of the council of members (the decision-making body), and of which he was the founder and the initial settlor.

Mr. Hinrich, who is our Executive Chairman, may therefore be deemed to beneficially own up to approximately 45.87% of our total issued and outstanding common shares as of February 28, 2015 (as described above), and he is deemed our controlling shareholder.

Stockholders Beneficially Owning More Than 5%.  The following table shows as of February 28, 2015 the number of Shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities:

	Common Shares Beneficially Owned
Name of Beneficial Owner	Shares		Percentage **
GAMCO Investors, Inc. et al One Corporate Center Rye, New York 10580-1435	2,114,538	*	7.00%

*
Based on Amendment No. 1 to Schedule 13D filed on October 1, 2014 by a group including GAMCO Investors, Inc., which includes Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer.

**	Based on 30,218,703 Shares of the Company’s common shares issued and outstanding as of February 28, 2015.

Recent Transactions.  During the 60 days prior to the date hereof, the Company did not purchase any of its shares.  To the best of the Company’s knowledge, after reasonable inquiry, none of the Company’s directors or executive officers or affiliates thereof had any transactions in the Company’s shares during the 60 days prior to the date hereof other than the sale by Peter Zapf, the Company’s Chief Information Officer, of 2,000 of the Company’s shares on May 27, 2015 at a price per share of $5.48.

11.	Effects of the Tender Offer on the Market for Shares; Controlled Company Status; Registration under the Exchange Act.

The purchase by Global Sources of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of Global Sources shareholders.  These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer.  As of April 30, 2015, we had 30,231,365 Shares outstanding.  The 6,666,666 Shares that we are offering to purchase pursuant to the Offer represent approximately 22.05% of the Shares outstanding as of that date.  Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price higher or lower than the purchase price in the Offer.  We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Following the purchase by the Company of Shares in the Offer and the reduction in the number of Shares outstanding resulting therefrom, Merle A. Hinrich, our Executive Chairman, may control more than 50% of our Shares.  As of February 28, 2015, Mr. Hinrich beneficially owned 12,570,896 Shares (representing approximately 41.60% of our total issued and outstanding common shares), and may be deemed to be the beneficial owner of up to 13,862,638 Shares (representing approximately 45.87% of our total issued and outstanding common shares) (as described in Section 10 above).  If Mr. Hinrich elects not to participate in the Offer, or tenders only a portion of the Shares beneficially owned by him, such that he were to own a majority of the Company’s Shares, we may be classified as a “controlled company” within the meaning of the corporate governance standards under NASDAQ.  Under the rules of NASDAQ, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of the Board consist of “independent directors,” as defined under the rules of NASDAQ, (ii) the Nominating and Governance Committee be composed entirely of independent directors or (iii) the Compensation Committee be composed entirely of independent directors.  Therefore, if we are able to rely on the “controlled company” exemption following this Offering, you may not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance standards under NASDAQ.

Mr. Hinrich has advised the Company that he may tender at least a portion of his Shares in the Offer; however, Mr. Hinrich is under no obligation to do so.  The Company and its Board of Directors have determined that even if the Company were classified as a “controlled company” following the Offer, at this time the Company has no present intention to avail itself of the corporate governance exceptions described above.  However, this is not a guarantee that, if the Company were classified as a “controlled company” following the Offer, the Company would not seek to take advantage of the corporate governance exceptions available to a “controlled company” in the future.

Global Sources anticipates that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares.  Based upon published guidelines of the NASDAQ, Global Sources does not believe that its purchase of Shares under the Offer will cause the remaining outstanding Shares of Global Sources common shares to be delisted from the NASDAQ.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System.  This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral.  Global Sources believes that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that Global Sources furnish certain information to its shareholders and the Securities and Exchange Commission.  Global Sources believes that its purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.	Legal Matters; Regulatory Approvals.

Global Sources is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by Global Sources as contemplated by the Offer.  Should any approval or other action be required, Global Sources presently contemplates that it will seek that approval or other action.  Global Sources is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter.  There can be no assurance that any approval or other action, if needed, would be obtained, or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition.  The obligations of Global Sources under the Offer to accept for payment and pay for Shares is subject to conditions.  See Section 6.

13.	Certain United States Federal Income Tax Consequences.

The following summary describes certain United States federal income tax consequences of the Offer to U.S. Holders (as defined below).  This summary does not apply to holders of Shares who are not U.S. Holders (“Non-U.S. Holders”). Non-U.S. Holders should consult their own tax advisors regarding the United States federal income and other tax consequences and any applicable state, local and non-United States tax consequences of the Offer.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.  We have not sought, nor do we expect to seek, any ruling from the IRS or any opinion of counsel with respect to the matters discussed below.  There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Offer or that any such position would not be sustained.

This discussion addresses only U.S. Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code.  This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules under the United States federal income tax laws (such as banks and other financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, former citizens or residents of the United States, persons who hold Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the United States dollar, partnerships or other pass through entities for United States federal income tax purposes (or investors in such pass through entities), persons that acquired their Shares through the exercise of employee stock options or otherwise as compensation, holders subject to the alternative minimum tax, or holders who own or have previously owned at any time (actually or constructively) stock possessing at least 10% of the Company’s voting power).

This summary does not address any state, local or non-U.S. tax consequences of the Offer, nor does it address any United States federal tax considerations (e.g., estate or gift tax or the Medicare tax on certain investment income) other than those pertaining to U.S. federal income tax.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes, (1) an individual who is citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia, (3) a trust (a) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to make all substantial decisions or (b) that has a valid election in effect to be treated as a U.S. person, or (4) an estate, the income of which is subject to United States federal income taxation regardless of its source.

If any entity treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding Shares, then you should consult your own tax advisor.

U.S. Holders should consult their own tax advisors to determine the particular tax consequences to them of the Offer, including the applicability and effect of any United States federal income, estate and gift and Medicare tax laws, as well as any state, local or non-U.S. tax laws.

A sale of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.  A U.S. Holder who participates in the Offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us with respect to our Shares.  If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution.  In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Subject to the discussion of the PFIC rules below:

Sale or Exchange Treatment.  Under Section 302 of the Code, a sale of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Shares for United States federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, only if the sale

●	results in a “complete termination” of such U.S. Holder’s equity interest in us,

●	results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or

●	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Shares by a U.S. Holder pursuant to the Offer will result in a “complete termination” if either (1) the U.S. Holder owns none of our Shares either actually or constructively immediately after the sale of Shares pursuant to the Offer or (2) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such Shares.  U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their own tax advisors.

A sale of Shares by a U.S. Holder pursuant to the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. Holder if, among other things, the percentage of our outstanding Shares actually and constructively owned by such U.S. Holder immediately after the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Holder immediately before the Offer (treating as outstanding all Shares purchased pursuant to the Offer).  If a sale of Shares pursuant to the Offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test below.

A sale of Shares by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us.  Whether a U.S. Holder will meet this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the amount of Shares tendered by other shareholders.  The IRS has indicated in published guidance that even a small reduction in the percentage interest of a shareholder whose relative equity interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”  U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

In applying each of the Section 302 tests described above, a U.S. Holder must take into account not only Shares that such U.S. Holder actually owns, but also Shares that such U.S. Holder is treated as owning under constructive ownership rules.  Generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as Shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction with a  sale of Shares pursuant to the Offer and, if so, may be taken into account in determining whether any of the Section 302 tests described above are satisfied.  A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of Shares that may be integrated with such U.S. Holder’s sale of Shares to the Company pursuant to the Offer.

U.S. Holders should be aware that proration may affect whether a sale of Shares pursuant to the Offer will meet any of the Section 302 tests.  A U.S. Holder tendering its Shares will be able to designate the order in which such Shares will be purchased in the event that not all such Shares tendered are purchased as a result of proration. U.S. Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares sold.  Generally, a U.S. Holder’s adjusted tax basis in a Share will be equal to the cost of such Share to the U.S. Holder, less any prior distributions with respect to such Share treated as a return of capital.  Any such gain or loss will generally be U.S. source income or loss (for U.S. foreign credit tax purposes), will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares sold exceeds one year as of the date of the sale pursuant to the Offer.  In the case of a non-corporate U.S. Holder, the maximum rate of United States federal income tax applicable to long-term capital gain on Shares held for more than one year is generally 20%.  Specified limitations apply to the deductibility of capital losses by U.S. Holders.  Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired by the U.S. Holder at the same cost in a single transaction) that we purchase from a U.S. Holder pursuant to the Offer.

Distribution Treatment.  If a U.S. Holder does not satisfy any of the Section 302 tests described above, the sale of a U.S. Holder’s Shares pursuant to the Offer will not be treated as a sale or exchange under Section 302.  Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s Shares.  The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, as determined under United States federal income tax principles.  Global Sources cannot determine prior to consummation of the Offer the extent to which it has sufficient current and accumulated earnings and profits to cause any payment treated as a distribution under the foregoing rules to be treated as a dividend.  The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the Shares with respect to which the distribution is deemed received (determined on a block-by-block basis), and any remainder will be treated as capital gain.  Any such gain will be long-term capital gain if the holding period of the Shares deemed sold exceeds one year as of the date of the sale pursuant to the Offer.

Provided that certain holding period and other requirements are satisfied, noncorporate U.S. Holders generally will be subject to United States federal income tax at a maximum rate of 20% on amounts treated as a dividend because Shares tendered pursuant to the Offer should be treated as readily tradable on an established securities market in the United States for United States federal income tax purposes.  Corporate U.S. Holders will be subject to a top tax rate of 35% to the extent that any cash received is treated as a dividend because any such dividend will not qualify for the dividends received deduction.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Shares sold.  To the extent that a purchase of a U.S. Holder’s Shares pursuant to the Offer is treated as the receipt by the U.S. Holder of a distribution, the U.S. Holder’s tax basis in the tendered Shares will be added to any Shares actually retained by the U.S. Holder; provided that if a tendering U.S. Holder does not actually retain any Shares, the basis of any tendered Shares may (depending on the circumstances) be added to Shares retained by a person related to such U.S. Holder or the basis may be lost (and the law is unclear on this issue).

Effect of Repurchases on Other Shareholders.  Under sections 305(b)(2) and 305(c) of the Code, if any tendering U.S. Holder is treated as receiving a dividend pursuant to the Offer, other U.S. Holders whose percentage interest in the Company increases as a result of the Offer (either because such U.S. Holder (i) did not tender any shares or (ii) tendered a relatively small portion of their shares) may be deemed to have received a taxable constructive stock dividend from the Company (to the extent of the Company’s current and accumulated earnings and profits, as determined under United States federal income tax principles), unless the Offer is considered to be “an isolated redemption of stock.”  While the Company is of the view that this Offer should be viewed as an isolated transaction, and not part of a plan to make periodic tender offers, there is no assurance that the IRS could not successfully assert a contrary position (particularly in light of the fact that the Company consummated prior tender offers in December 2008, August 2010 and June 2014).  U.S. Holders should consult their own tax advisors regarding the possibility of receiving a constructive stock dividend if their percentage interest in the Company increases as a result of the Offer.

Backup Withholding.  See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Effect of PFIC Rules.  A non−U.S. corporation generally will be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look−through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or (ii) the average value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets.

Although the application of the PFIC rules is unclear, there is a risk that we could be treated as having become a PFIC in a prior year, and there can be no assurance that we will not be considered a PFIC for 2015 or any subsequent year.  A U.S. Holder should consult its own tax advisor regarding the possible adverse tax consequences that could apply to such U.S. Holder (in lieu of, or in addition to, the tax consequences described above) if we are considered to be a PFIC for any taxable year.

14.	Extension of the Tender Offer; Termination; Amendment.

Global Sources expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Global Sources to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension.  Global Sources also expressly reserves the right to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement.  Global Sources’ reservation of these rights to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Global Sources must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.  Subject to compliance with applicable law, Global Sources further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Global Sources to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer.  Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.  Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change.  Without limiting the manner in which Global Sources may choose to make a public announcement, except as required by applicable law, Global Sources shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If Global Sources materially changes the terms of the Offer or the information concerning the Offer, Global Sources will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.  If

●
Global Sources increases or decreases the price to be paid for Shares, materially increases or increases or decreases the number of Shares being sought in the Offer and, in the case of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and

●
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such ten business day period.

15.	Fees and Expenses.

Global Sources has retained Georgeson Inc. to act as information agent and Computershare Trust Company, N.A. to act as depositary in connection with the Offer.  The information agent may contact holders of Shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners.  The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Global Sources for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the United States federal securities laws.

No fees or commissions will be payable by Global Sources to brokers, dealers, commercial banks or trust companies (other than fees to the information agent and the depositary, as described above) for soliciting or recommending tenders of Shares under the Offer.  We recommend shareholders holding Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the depositary.  Global Sources, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Global Sources, the information agent, the depositary or for purposes of the Offer.  Global Sources will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

16.	Miscellaneous.

Global Sources is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law.  If Global Sources becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, Global Sources will make a good faith effort to comply with the applicable law.  If, after such good faith effort, Global Sources cannot comply with the applicable law, Global Sources will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Shares in that jurisdiction.  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Global Sources by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Global Sources has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Global Sources.

Global Sources’ Board of Directors has not taken a position on whether shareholders should tender their Shares in the Offer.  Global Sources has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Global Sources or the information agent.

June 26, 2015

The Letter of Transmittal and Share certificates and any other required documents should be sent or delivered by each shareholder or that shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The Transfer Agent and Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Please direct any questions or requests for assistance to the information agent at its telephone numbers and address set forth below.  Please direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery to the information agent at the telephone number and address set forth below.  Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.  Please contact the depositary to confirm delivery of Shares.

The information agent for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ  07310

All Holders Call Toll Free: (888) 607-6511
Outside the United States, please call (781) 575-2137
Email:  globalsources@georgeson.com